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                                                                    EXHIBIT 99.4


              [ON PS GROUP HOLDINGS, INC. NEWS RELEASE LETTERHEAD]


FOR IMMEDIATE RELEASE



     PS GROUP HOLDINGS, INC. WILL SEEK STOCKHOLDER APPROVAL AT THE 1997 ANNUAL MEETING TO REPEAL ITS CLASSIFIED BOARD, EFFECTIVE 1998
                       __________________________________

     BOARD HAS AMENDED THE BY-LAW REQUIREMENTS FOR ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AT ANNUAL MEETINGS, EFFECTIVE 1998



     SAN DIEGO, CA., March 12, 1997 -- PS Group Holdings, Inc. (PSGH) announced today that its Board of Directors has unanimously decided to propose the repeal of the Company's classified board. The proposal will be submitted for stockholder approval at the 1997 Annual Meeting, scheduled for May 30, 1997. If approved, the entire Board will be required to stand for re-election annually, starting with the 1998 Annual Meeting. Approval of the proposal will require the affirmative vote of two-thirds of the outstanding shares of the Company's common stock.

     The Company stated that its Board's reasons for proposing this change, together with the details of the implementing amendments to the Company's charter documents, will be contained in proxy materials that will be distributed to stockholders in connection with the 1997 Annual Meeting after the materials have been filed and cleared with the Securities and Exchange Commission.

     The Company also announced that its Board has amended the By-Law provisions relating to the advance notice that a stockholder is required to give in order to propose a Board nomination or raise other business at an annual meeting.
This amendment, which is not dependent upon stockholder approval of the proposal to unclassify the Board, will take effect for annual meetings starting in 1998. Under the current By-Law requirement, the stockholder's advance notice must be given at least 30 days prior to the Annual Meeting. Under the amendment, the notice will have to be given at least 90 days prior to the first anniversary of the preceding year's Annual Meeting. In addition, the amendment requires the proponent to furnish more information than is currently required.

     The Company stated that its Board adopted this amendment to ensure that the Board has adequate time and information to enable it to respond to a stockholder proposal before the Company's own annual proxy material is mailed. The text of the amended By-Law requirements will be shortly filed with the Securities and Exchange Commission in a Current Report on Form 8-K.

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CONTACT:  LAWRENCE A. GUSKE, PS GROUP HOLDINGS, INC. (619) 642-2982